EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of 240 Greenwich Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2023, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	4,283,000
Interest-bearing balances	126,597,000
Securities:
Held-to-maturity securities	53,162,000
Available-for-sale debt securities	80,744,000
Equity securities with readily determinable fair values not held for trading	0
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	19,336,000
Loans and lease financing receivables:
Loans and leases held for sale	3,000
Loans and leases held for investment	30,382,000
LESS: Allowance for loan and lease losses	162,000
Loans and leases held for investment, net of allowance	30,220,000
Trading assets	4,969,000
Premises and fixed assets (including capitalized leases)	2,820,000
Other real estate owned	3,000
Investments in unconsolidated subsidiaries and associated companies	1,229,000
Direct and indirect investments in real estate ventures	0
Intangible assets	6,942,000
Other assets	18,318,000

Total assets	348,626,000

LIABILITIES

Deposits:
In domestic offices	193,689,000
Noninterest-bearing	65,533,000
Interest-bearing	128,156,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	101,602,000
Noninterest-bearing	5,813,000
Interest-bearing	95,789,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	0
Securities sold under agreements to repurchase	12,159,000
Trading liabilities	2,642,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	2,492,000
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	8,833,000

Total liabilities	321,417,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	12,112,000
Retained earnings	18,070,000
Accumulated other comprehensive income	-4,108,000
Other equity capital components	0
Total bank equity capital	27,209,000
Noncontrolling (minority) interests in consolidated subsidiaries	0
Total equity capital	27,209,000

Total liabilities and equity capital	348,626,000

I, Dermot McDonogh, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Dermot McDonogh

Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Robin A. Vince Jeffrey A. Goldstein Joseph J. Echevarria	Directors